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                                                                  Exhibit 10(a)

                         EXECUTIVE EMPLOYMENT AGREEMENT


         AGREEMENT dated as of April 1, 1997 (the "Commencement Date") between NetMed, Inc., an Ohio corporation, with its principal offices located at 425 Metro Place North, Suite 140, Dublin, Ohio 43017 hereinafter the "Company"), and David J. Richards, residing at 7964 Holyrood Court, Dublin, Ohio 43017 ("Executive").

                                    RECITALS

         A. Executive was a founder of the Company and has served as its President and a director since it was organized in 1989.

         B. The Company desires to assure itself of the continued services of Executive, on the terms and conditions hereinafter set forth.

                             STATEMENT OF AGREEMENT

         In consideration of the foregoing, and of their mutual promises contained herein, and intending to be legally bound thereby, the parties agree as follows:

         Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" shall mean a corporation which, directly or indirectly, controls, is controlled by or is under common control with the Company, and for purposes hereof, "control" shall mean the ownership of 20% or more of the voting shares of the corporation in question.

         "Basic Salary" shall have the meaning assigned to it in Section 5 of this Agreement.

         "The Business" shall mean the business conducted by the Company in the past and on the date of execution of this Agreement, including business activities under investigation or in developmental stages, all other business activities which flow therefrom by a reasonable expansion of the present activities of the Company or any Affiliate, and all business activities which may be developed by the Company or any Affiliate during the Term.

         "Commencement Date" shall be the effective date of this Agreement, as stated in the introductory paragraph.

         "Confidential Information" shall include, without limitation by reason of specification, any information, including, without limitation, trade "know-how," trade secrets, customer lists, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, research projects, and other business affairs of the Company, which is or are designed to be used in or are or may be useful in connection with the business of the Company or any Affiliate, or which in the case of any of these entities, results from any of their research or

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development activities, and which (i) is private or confidential in that it is not generally known or available to the public, except as the result of unauthorized disclosure by or information supplied by Executive, or (ii) which gives the Company an opportunity or the possibility of obtaining an advantage over competitors who may not know or use such information or who are not lawfully permitted to use the same.

         "Death/Disability Benefit" shall mean an amount equal to the amount of Basic Salary payable to Executive during the year in which he dies or becomes disabled; provided, however, that the Death/Disability Benefit shall be reduced by any amount to be received by Executive or his designated beneficiary under life or disability insurance policies, the premiums for which are paid for by the Company.

         "Employment Year" shall mean each twelve-month period, or part thereof, during which Executive is employed hereunder, commencing on the Commencement Date or on April 1 of any subsequent calendar year, the first such subsequent Employment Year being the twelve-month period which will begin on April 1, 1998.

         "Incentive Bonus" shall have the meaning assigned to it in Section 6.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Restricted Period" shall mean the term of employment of Executive under this Agreement or any extension thereof and the twenty-four-month period thereafter; provided, however, that the Restricted Period shall terminate immediately upon the occurrence of any termination of the employment of Executive under Sections 9.4, 9.5 or 9.6 of this Agreement.

         "Subsidiary" shall mean a corporation, 50% or more of the outstanding voting shares of which is owned or controlled directly or indirectly by the Company.

         "Term" shall mean the term of employment of Executive under this Agreement.

         "Termination Date" shall have the meaning assigned to it in Section 3.

         Wherever from the context it appears appropriate, each word or phrase stated in either the singular or the plural shall include the singular and the plural, and each pronoun stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

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         Section 2. Employment and Duties of Executive.

         2.1. Employment; Title; Duties. The Company hereby employs Executive, and Executive hereby accepts appointment as, and his election as, the President and Chief Executive Officer of the Company. In such capacity, Executive shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting in all instances under the supervision of and in accordance with the policies set by the Board of Directors.

         As President and Chief Executive Officer, Executive shall have general executive authority over the management of the Company, subject to the direction and control of the Board of Directors, including but not limited to the authority to employ and terminate employees, to sign agreements and otherwise commit the Company contractually, and to expend corporate funds for corporate purposes.

         2.2. Place of Employment. The principal place of employment of Executive shall be within a twenty mile radius of Dublin, Ohio or such other location as is consented to by Executive. It is however understood and agreed that Executive may be required, in connection with the performance of his duties, to work from time to time at other locations designated by the Board of Directors or as required in connection with the Business of the Company. When required to travel to and/or spend time at such other locations, Executive's reasonable traveling and temporary living expenses shall be reimbursed to him by the Company, upon his submittal of written expense reports, supported by appropriate documentation and subject to the general reimbursement policies of the Company applicable to executive officers.

         2.3. Facilities. The Company shall provide the Executive with a fully furnished office and secretarial assistance, and the facilities of the Company shall be generally available to the Executive in the performance of his duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive's duties under this Agreement shall be supplied by the Company.

         2.4. Performance of Duties. Executive shall devote substantially his full working time, attention and efforts to the performance of his duties as an executive of the Company, including any duties as are assigned him from time to time by the Board of Directors. During the term of this Agreement, Executive shall not engage in or become employed, directly or indirectly, in the commercial or professional business of any other Person, without the prior written consent of the Board of Directors of the Company, nor shall he act as a consultant to or provide any services to, whether on a remunerative basis or otherwise, the commercial or professional business of any other Person, without such written consent, which, in both instances, may be given or withheld by the Board of Directors in its absolute discretion.

         2.5. Services to Subsidiaries. During the term of this Agreement, Executive shall also accept election or appointment, and serve, during all or any part of the Term, as an officer and

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director of any Subsidiary of the Company, and perform the duties appropriate thereto, without additional compensation other than as set forth in this Agreement.

         Section 3. Term of Employment.

         The employment of Executive pursuant to this Agreement shall commence as of the Commencement Date and end on the earlier of (i) March 31, 2000, or
(ii) the first date on which such employment is terminated in accordance with
Section 9 hereof (the "Termination Date").

         Section 4. Compensation and Benefits.

         The Company shall pay Executive as compensation for all of the services to be rendered by him hereunder during the Term, and in consideration of the various restrictions imposed upon Executive during the Term and the Restricted Period, and otherwise under this Agreement, the Basic Salary and other benefits as provided for and determined pursuant to Sections 4 to 8, inclusive, of this Agreement.

         Section 5. Basic Salary.

         The Company shall pay Executive, as compensation for all of the services to be by him rendered hereunder during the Term, a minimum annual base salary of $225,000.00 (the "Basic Salary"), which may be increased, but not decreased, from time to time by the Board of Directors (or its Compensation Committee). Such Basic Salary shall be payable in accordance with the regular payroll practices of the Company for executives, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and less such other deductions or amounts, if any, as are authorized by Executive.

         Section 6. Incentive Bonus. Within 60 days after the last day of each Employment Year, the Company shall pay Executive as additional compensation (the "Incentive Bonus") an amount up to a maximum of 100% of the Basic Salary for such Employment Year, to be determined according to reasonable criteria established by the Board of Directors (or its Compensation Committee), after consultation with Executive, at the beginning of such Employment Year.

         Section 7. Additional Benefits. The Company shall provide the following additional benefits to Executive during the Term:

                  (i) payment of an automobile allowance in the amount of $1,000 per month;

                  (ii) payment of premiums on a term insurance policy or policies on Executive's life with a minimum aggregate face amount of $1,000,000, such policies to be owned by the Executive, it being is understood that the Company shall report the amount of such premiums to the Internal Revenue Service in accordance with the Internal Revenue Code and the Regulations issued thereunder as income payable to Executive;

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                  (iii) participation on an equitable basis in all group life, medical, hospitalization, accident/disability insurance plans, retirement plans, health and other benefit programs offered by the Company to any of its executive employees;

                  (iv) payment of reasonable country club dues and related business entertainment expenses of Executive;

                  (v) reimbursement of all ordinary and necessary travel, entertainment and other business expenses incurred by the Executive in the performance of his duties hereunder, in accordance with reporting and reimbursement policies established by the Board of Directors applicable to executive officers;

                  (vi) four weeks vacation with pay in each Employment Year, subject to reasonable policies of the Company with respect to carryover of unused vacation time or pay from year to year; and

                  (vii) participation in a non-qualified executive retirement plan with terms reasonably acceptable to the Executive and the Board of Directors of the Company.

         Section 8. Grant of Stock Options.

         8.1. Grant. Pursuant to the terms of the Company's Amended and Restated 1995 Stock Option Plan (the "Plan") the Company hereby grants to Executive ("Optionee") an option (the "Option") to purchase 150,000 of the Company's no par value common shares ("Common Shares"). The Option shall be an Nonstatutory Stock Option as defined in the Plan. The right to acquire such Common Shares pursuant to the Option shall vest at the rate of 50,000 shares for each Employment Year during the Term when Executive shall be in the employ of the Company or any successor in interest thereto, on the last day of the relevant Employment Year. The exercise price for the 50,000 shares vesting in the first Employment Year shall be $6.94 per share, for the 50,000 shares vesting in the second Employment Year shall be $10.00 per share, and for the 50,000 shares vesting in the third Employment Year shall be $12.00 per share. Executive may exercise said Option, in whole or in part, at any time or from time to time, but only with respect to stock the option rights to which have previously vested in him hereunder, and only on or prior to April 1, 2007. Other terms and conditions of the Option (including without limitation provisions relating to transferability, manner of exercise, sale of the Option shares, termination of the Option, and adjustment of the number of Common Shares subject to the Option) shall be as provided in the Plan to the extent not otherwise inconsistent with this Agreement.

         8.2. Further Provisions for Termination of Option. Executive's Option rights hereunder shall expire, to the extent not theretofore vested in Executive under Section 8.1, in the event of voluntary termination of employment by Executive under Section 9.7, or in the event of the Company's termination of Executive's employment pursuant to Section 9.3 hereof. However such

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expiration or termination shall not derogate from Executive's rights with respect to any portion of the Option which has previously vested in him pursuant to Section 8.1.

         8.3. Reservation of Stock. The Company shall at all times prior to the expiration of the Option reserve sufficient common shares as are subject to the Option.

         8.4. Restriction with Respect to Stock. The Company shall use its best efforts to register the common shares issuable upon exercise of the Option under the Securities Act of 1933 (the "Act") on Form S-8 (or any successor form for registration of shares issuable pursuant to stock option or similar employee benefit plans) and to maintain the effectiveness of such registration during the term of the Option. If despite the best efforts of the Company the common shares of issuable upon any exercise of the Option are not registered under the Act at the time of exercise, then, unless the said shares have previously, or will simultaneously or immediately thereafter be registered under the Act, the person exercising the Option shall, as a condition of its exercise, furnish the Company with a written statement signed by him representing and agreeing (i) that he is purchasing the stock subject to this Option for investment and not with a view to a distribution, (ii) that he will not offer, sell, pledge or otherwise transfer the shares acquired through the exercise of this Option, without having first obtained and delivered to Company an opinion of counsel satisfactory to the Company to the effect that such transfer will not be in violation of the Act, or a letter from the staff of the Securities and Exchange Commission to the effect that no action will be taken or recommended by such staff in the event of such transfer, and (iii) that the Company is authorized to inscribe on all share certificates issued upon the exercise of the Option a legend referring to the provisions of this paragraph.

         Section 9. Termination of Employment.

         9.1. Death. If Executive dies during the Term, (i) his employment under this Agreement shall automatically terminate on the date of his death, and (ii) within sixty (60) days of his death, the Company shall pay his designated beneficiary any unpaid portion of his Basic Salary through the date of death, any accrued vacation pay, reimbursement for previously unreimbursed business expenses, and an amount equal to the Death/Disability Benefit. Executive agrees to cooperate with the Company fully and promptly in applying for any insurance which the Company may elect to obtain to insure the Death/Disability Benefit. If Executive dies during the Term, his rights to receive his Incentive Bonus hereunder for any Employment Year which has ended shall remain vested, but his right to receive his Incentive Bonus for the Employment Year in which he has died shall be prorated to the date of his death. If Executive dies during the Term, the Option granted to him under Section 8 of this Agreement shall be fully vested as of the date of his death.

         9.2. Disability. If, during the Term, Executive becomes physically or mentally disabled, whether totally or partially, so that he is unable to perform substantially all his services hereunder for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating six (6) months during any twelve
(12) month period, the Company may, at any time after the last day of the sixth consecutive month of disability, or after the day on which the shorter periods of disability shall have

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equaled an aggregate of six (6) months, terminate Executive's employment by written notice to him. Executive's employment, Basic Salary and benefits hereunder shall continue during any period of disability until written notice of termination is provided under this Section 9.2. The date on which Company sends written notice of termination under this Section 9.2 shall be the Termination Date hereunder. In case of any dispute as to whether or not Executive is disabled within the meaning of this Section 9.2, the determination of disability is to be made by a licensed physician selected by the Board of Directors of the Company and acceptable to Executive, in his reasonable judgment, which physician's decision shall be final and binding on the parties hereto. In the event Executive's employment is terminated pursuant to this Section 9.2, the Company shall pay him the Death/Disability Benefit. If Executive's employment is terminated under this Subsection 9.2, his right to receive his Incentive Bonus hereunder for any Employment Year which has ended shall remain vested, but his right to receive his Incentive Bonus for the year in which he is terminated shall be prorated to the Termination Date, and if Executive shall have no further right to receive Incentive Bonus except as stated hereinabove. In addition, the Option granted to Executive pursuant to Section 8 hereof shall be deemed to have become fully vested in him pursuant to and subject to the provisions of said Section.

         9.3. Termination for Good Cause. (a) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Executive hereunder only for good cause and upon written notice.

         (b) As used in this Section 9.3, "good cause" shall include:

                  (i) the Executive's is formally charged with a felony (other than a traffic offense), that in the reasonable good faith judgment of the Board of Directors, results in material damage to the Company or its reputation, or would materially interfere with the performance of Executive's obligations under this Agreement;

                  (ii) acts by Executive of fraud, embezzlement, theft or other material dishonesty directed against the Company;

                  (iii) the breach by Executive of any material obligation to the Company under this Agreement which remains uncorrected after written notice of such breach to the Executive and a reasonable opportunity to cure;

                  (iv) the Executive's willful and persistent failure to take actions permitted by law and necessary to implement directives of the Board of Directors which have been communicated to him in writing, provided that minutes of a Board of Directors meeting attended in its entirety by the Executive shall be deemed communicated in writing to the Executive;

                  (v) any condition which either results from the Employee's substantial dependence, as reasonably determined in good faith by the Board of Directors, on alcohol, or on any narcotic drug or other controlled or illegal substance; but if such determination is disputed by the

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Executive, the Company and the Executive agree to abide by the diagnosis of a physician selected by the Board of Directors from a list of three physicians provided by Executive, and Executive hereby consents to the release to the Board of Directors of such diagnosis and any associated test results.

         (c) The date of the written notice provided under Section 9.3(a) shall be the Termination Date. If Executive's employment is terminated for good cause under this Section 9.3, then Executive shall be entitled to receive only the following payments: any portion of his Basic Salary and benefits accrued to the Termination Date and not theretofore paid to him (including vacation pay); any Incentive Bonus to which he is entitled for any completed Employment Year under this Agreement which has not theretofore been paid to him; and the right to exercise any portion of the Option granted to him hereunder which has previously vested in him under the provisions of Section 8, plus reimbursement for any expenses of Executive which are reimbursable under this Agreement, which expenses have been incurred prior to the Termination Date and not previously reimbursed. Except as set forth in the immediately preceding sentence, all of Executive's rights to compensation hereunder shall be terminated as of the Termination Date.

         9.4. Termination Other Than for Good Cause. In the event the Company terminates the employment of Executive other than pursuant Sections 9.2, or 9.3, the Company shall provide the Employee with at least two (2) weeks' prior written notice of termination, which notice shall state a Termination Date. Following such termination, the Company shall continue to pay Executive his Basic Salary and provide health insurance benefits as provided in this Agreement for a period of eighteen (18) months from the Termination Date, and shall promptly reimburse any previously unreimbursed business expenses. Executive's right to receive Incentive Bonus for each completed Employment Year shall remain in effect, and Executive's right to receive Incentive Bonus on account of the year of his termination shall be prorated to the date of such termination. In addition, the Option granted to Executive pursuant to Section 8 hereof shall be deemed to have become fully vested in him pursuant to and subject to the provisions of said Section.

         9.5. Constructive Termination of Executive. In the event the Company removes Executive from the position of Chief Executive Officer, President, or Director of the Company without his consent (or fails to re-elect Executive as President and Chief Executive Officer at any meeting of the Board of Directors of the Company held for the purpose of electing or re-electing officers of the Company) or substantially changes his duties or his reporting responsibility to the Board of Directors under Section 2.1, the employment of Executive, at his option, exercisable by written notice given to the Company at any time within sixty (60) days following such event (time of notice being deemed to be of the essence), shall be deemed to have been constructively terminated by the Company hereunder, as of the date of Executive's notice; provided, however, that such constructive termination shall not be deemed a breach by the Company of its obligations under this Agreement and further provided, however, that termination for cause pursuant to Section 9.3 shall make the provisions of this Section 9.5 inapplicable. If Executive's employment is terminated under this Section 9.5, the Company shall continue to pay Executive his Basic Salary and provide health insurance benefits as provided in this Agreement for a period of eighteen (18) months from the

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Termination Date, and shall promptly reimburse any previously unreimbursed business expenses. Executive's right to receive Incentive Bonus for each completed Employment Year shall remain in effect, and Executive's right to receive Incentive Bonus on account of the year of his termination shall be prorated to the date of such termination. In addition, the Option granted to Executive pursuant to Section 8 hereof shall be deemed to have become fully vested in him pursuant to and subject to the provisions of such Section.

         9.6.  Voluntary Termination of Employment upon Change in Control

         (a) If during the Term a Change in Control of the Company, as defined in Section 9.6(b) shall occur, and the Executive shall:

                  (i) voluntarily terminate his employment within one (1) year following such Change in Control and such termination shall be as a result of the Executive's good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of the Company, or

                  (ii) voluntarily terminate his employment within one (1) year following such Change in Control, and such termination shall be as a result of the Executive's good faith determination that he can no longer perform his duties as an executive officer of the Company by reason of a substantial diminution in his responsibilities, status, perquisites or position; or

                  (iii) voluntarily terminate his employment within one (1) year following such Change in Control, if the Company has breached any material obligation to Executive contained in this Agreement or has otherwise failed to assume all obligations of the Company under this Agreement; or

                  (iv) have his employment terminated by the Company for reasons other than those specified in Section 9.3(b) within one (1) year following such Change in Control;

then in any of the above four cases, and notwithstanding any other provision of this Agreement, the Executive shall have the right to immediately terminate this Agreement by written notice to the Board of Directors and a nonforfeitable right to receive, payable in a lump sum within ten (10) business days following such written notice, an amount equal to eighteen (18) months of Base Salary at the then current rate, reimbursement of any previously unreimbursed business expenses, plus an amount equal to the greater of (x) the full Incentive Bonus for which Executive could receive under any bonus criteria established by the Board of Directors for the Employment Year in which termination occurs (regardless of whether such criteria are actually satisfied), or (y) the Incentive Bonus actually paid to Executive during the previous Employment Year. In addition, on the date of such written notice (which shall be the Termination
Date) the Option granted to Executive

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pursuant to Section 8 hereof shall be deemed to have become fully vested in him pursuant to and subject to the provisions of such Section, and the Company shall continue for a period of eighteen (18) months Executive's coverage under medical, hospitalization, and health benefit plans as applicable on the Termination Date. Notwithstanding the foregoing, payments made to Executive pursuant to this Section, together with any other payments to the Executive by the Company under this Agreement or otherwise, shall not exceed the maximum amount allowable as a deduction to the Company for federal income tax purposes, as may be determined in the reasonable discretion of the Company, under any applicable provision of law or regulations.

         (b) For purposes of this Agreement, a "Change in Control" shall mean:

                  (i) the obtaining by any party of fifty percent (50%) or more of the voting shares of the Company pursuant to a "tender offer" for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

                  (ii) individuals who were members of the Company's Board of Directors immediately prior to any particular meeting of the Company's shareholders which involves a contest for the election of directors fail to constitute a majority of the members of the Company's Board of Directors following such election; or

                  (iii) the Company executing an agreement concerning the sale of substantially all of its assets to a purchaser which is not a subsidiary; or

                  (iv) the Company's adoption of a plan of dissolution or liquidation; or

                  (v) the Company's executing an agreement concerning a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who are share holders of the Company immediately prior to such merger or consolidation.

         9.7. Voluntary Termination of Employment. If Executive voluntarily terminates his employment (other than as authorized under Sections 9.5 or 9.6), then he shall be deemed to have been terminated by the Company for cause and shall receive no further compensation or benefits except as provided in Section 9.3(c).

         9.8. No Duty to Mitigate; COBRA. After any Termination Date under this
Section 9, Executive shall have no obligation to seek other employment, but shall have the right to be otherwise employed, and any compensation of any type whatsoever received by the Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Agreement. Any Termination Date under this Section 9 shall be deemed to be the date of termination of Executive's employment for purposes of the Comprehensive Budget

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Reconciliation Act ("COBRA"), and the continuation of any compensation or benefits after the Termination Date pursuant to any provision of this Section 9 shall not have the effect of delaying the commencement of the COBRA coverage period beyond the Termination Date.

         9.9. Stock Redemption Following Death. In the event of termination of Executive's employment under Section 9.1, the Company shall collect the proceeds of the life insurance policy referenced in this Section 9.9, and on the earlier of fifteen (15) days of the date of such collection or ninety (90) days following the death of Executive, the Company shall purchase, and the legal representative of the estate of the Executive shall sell to the Company, at a price per share equal to the closing price per share of the Common Shares on Executive's date of death which is quoted by the principal exchange on which the Common Shares are traded on such date, or the reported closing bid price per share in the over the counter market on such date if the Common Shares are not traded on any exchange (the "Market Price"), such number of Common Shares of the Company as shall be obtained by dividing Two Million Dollars ($2,000,000) by the Market Price. If the estate of the Executive holds fewer than the number of Common Shares resulting from such calculation, the Company will purchase, and the legal representative of the estate shall sell, such number of Common Shares as are held by the estate. The Company shall purchase, and shall be the owner and beneficiary of, an insurance policy on the life of Executive in an amount sufficient to fund its obligations under this Section 9.9, and shall maintain and pay the premiums on such policy during the term of this Agreement.

         Section 10. Representations and Warranties of Executive.

         Executive hereby represents and warrants, the same being part of the essence of this Agreement that, as of the Commencement Date, he is not a party to any agreement, contract or understanding, and that no facts or circumstances exist which would in any way restrict or prohibit him from undertaking or performing any of his obligations under this Agreement. The foregoing representations and warranties shall remain in effect throughout the Term.

         Section 11. Confidential Information and Proprietary Interests.

         11.1. Acknowledgement of Confidentiality. Executive understands and acknowledges that he may obtain Confidential Information in the performance of his services. Executive further acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that, in connection with such services, he will have access to Confidential Information vital to the business of the Company and its Affiliates. Accordingly, Executive agrees that he shall not, either during the Term or at any time thereafter, use or disclose to any person any such Confidential Information except as such use or disclosure is reasonably required in the proper performance of his services hereunder.

         The foregoing confidentiality provisions shall cease to be applicable to any Confidential Information which becomes generally available to the public (except by reason of or in consequence of a breach by Executive of his obligations under this Section 11).

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         In the event Executive is required by law or a court order to disclose any such Confidential Information, he shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which in his opinion requires such disclosure and, if the Company so elects, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

         11.2. Delivery of Material. Executive shall promptly, and without charge, deliver to the Company on the termination of his employment hereunder, or at any other time the Company may so request, all memoranda, notes, records, reports, manuals, computer disks, videotapes, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and Affiliates, and all property associated therewith, which he may then possess or have under his control.

         11.3. Ideas, Programs, Etc. If, during the Term, Executive invents or develops any ideas, software programs, products, devices, business systems or procedures, marketing methods or materials, inventions, trademarks, works of authorship or trade secrets relating to or useful in connection with the Business of the Company, the same are and shall remain the property of the Company, and he will promptly deliver all copies of the same to the Company, assign his interest therein to the Company and execute such documents as Company's counsel may request to convey title thereto to the Company including, but not limited to applications for or assignments of patents, copyrights, or trade or service marks, all without any further compensation.

         Section 12. Non-Competition Provisions.

         Executive agrees that he will not, during the Restricted Period, compete directly or indirectly with the business of the Company or any Affiliate. The phrase "compete directly or indirectly with the business of the Company or any Affiliate" shall be deemed to include, without limiting the generality thereof, (a) engaging or having a material interest, directly or indirectly, as owner, employee, officer, director, partner, sales representative, stockholder, capital investor, adviser or consultant, either alone or in association with other, in the operation of any aspect of any type of business or enterprise competitive with the business or operation of the Company or any Affiliate; (b) soliciting any person employed by the Company or any Affiliate to leave such employment; (3) soliciting any person employed by the Company or any Affiliate to become an employee of any other Person; or (4) soliciting the business of any current or prospective customer of the Company or any Affiliate for the benefit of any Person (other than the Company or such Affiliate) for products or services competitive with or similar to products and services as are at the time of such solicitation provided by the Company or any Affiliate. For purposes of this Section 12, the legal or beneficial ownership of equity securities representing five (5%) percent or less of the voting power of any Person shall not be deemed to be a material direct or indirect ownership or investment interest in such Person.

         Section 13. Indemnification of Executive. The Company shall indemnify Executive against any loss or expense arising out of acts or omissions of Executive as an officer, director or employee

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

of the Company or any Affiliate (except to the extent such acts or omissions violate Executive's obligations under this Agreement) to the full extent permitted by the Ohio General Corporation Law and shall include Executive as a named insured or covered person on any policies of director and officer liability, product liability, errors and omissions or other liability insurance maintained by the Company.

         Section 14. Disputes and Remedies.

         14.1. Waiver of Jury Trial. EXECUTIVE AND THE COMPANY HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE WHICH ARISES UNDER THIS AGREEMENT.

         14.2. Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 11 or 12 of this Agreement, the Company shall have the following rights and remedies (each of which shall be independent of the other, and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity):

                  (i) the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged by Executive that any such breach or threatened breach will or may cause irreparable injury to the Company and that money damages will or may not provide an adequate remedy to the Company and Parent; and

                  (ii) the right and remedy to require Executive to account for and pay over to the Company or Parent all compensation, profits, monies, increments, things of value or other benefits, derived or received by Executive as the result of any acts or transactions constituting a breach of any of the provisions of Sections 11 or 12 of this Agreement, and Executive hereby agrees to account for and pay over all such compensation, profits, monies, increments, things of value or other benefits to the Company

         Executive specifically agrees not to object to any application made by the Company to any court having equity jurisdiction, seeking an injunction restraining him from committing, threatening or continuing any violation of Sections 11 or 12 of this Agreement.

         14.3. Partial Enforceability. If any provision contained in Section 11 or 12, or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of Executive's agreements, covenants and undertakings, or the other restrictions which he has accepted, in Sections 11 or 12, and the remaining such agreements, covenants, undertakings and restrictions shall be given the fullest possible effect, without regard to the invalid parts.

         14.4. Adjustment of Restrictions. Despite the prior provisions of this
Section 13, if any covenant or agreement contained in Section 12 or 13, or any part thereof, is held by any court of

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

competent jurisdiction to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination shall have the power to reduce the duration or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

         14.5. Attorneys Fees and Expenses. In the event that any action, suit or other proceeding at law or in equity is brought by either party to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, then the party which substantially prevails in such action (whether by judgment or settlement) shall be entitled to recover from the other party all reasonable expenses of such litigation (including any appeals), including, but not limited to, reasonable attorneys' fees and disbursements.

         Section 15. Survival.

         The provisions of Sections 11, 12, 13, 14 and this Section 15 shall survive termination or expiration of this Agreement and remain enforceable according to their terms.

         Section 16. Severability.

         The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions hereof.

         Section 17. Notices.

         All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if made in writing and delivered personally or mailed by postage prepaid certified or registered mail, return receipt requested, which notices shall be addressed as follows:

         If to the Company:

         NetMed, Inc.
         425 Metro Place North, Suite 140
         Dublin, Ohio 43017
         Attention: Secretary

         with a copy to:

         William J. Kelly, Jr.
         Porter, Wright, Morris & Arthur
         41 South High Street, Suite 2900
         Columbus, Ohio 43215

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

         If to Executive:

         Mr. David J. Richards
         7964 Holyrood Court
         Dublin, Ohio 43017


         By notice as provided in this Section either party may from time to time change its address or the name of any person to whose attention notice is to be given, or designate an additional person to whom notice is to be given under this Section.

         Section 18. Assignment and Successors.

         Neither this Agreement nor any of his rights or duties hereunder may be assigned or delegated by Executive. This Agreement is not assignable by the Company except to any successor in interest which acquires all or substantially all of the business of the Company as it is conducted at the time of such assignment. Any corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the business of Company shall be deemed to be a successor of the Company for purposes hereof. This Agreement shall be binding upon and, except as aforesaid, shall inure to the benefit of the parties and their respective successors and permitted assigns.

         Section 19. Entire Agreement and Waiver.

         19.1. Integration. This Agreement contains the entire agreement of the parties hereto on its subject matter and supersedes all previous agreements between the parties hereto, written or oral, express or implied, covering the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, not embodied herein, shall be of any force or effect. This Agreement may not be amended, supplemented or rescinded except by instrument in writing signed by the parties hereto. Neither this Agreement nor any of the rights of any of the parties hereunder may be terminated except as provided herein.

         19.2. No Waiver. No waiver or modification of any of the provisions of this Agreement shall be valid unless in writing and signed by or on behalf of the party granting such waiver or modification. No waiver by any party of any breach or default hereunder shall be deemed a waiver of any repetition of such breach or default or shall be deemed a waiver of any other breach or default, nor shall it in any way affect any of the other terms or conditions of this Agreement or the enforceability thereof. No failure of the Company to exercise any power given it hereunder or to insist upon strict compliance by Executive with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of the Company to demand strict compliance with the terms hereof.

         Executive shall not have the right to sign any waiver or modification of any provisions of this Agreement on behalf of the Company, nor shall any action taken by Executive, as the President of the Company, or otherwise, reduce his obligations under this Agreement.

         Section 20. Governing Law.

         This Agreement shall be governed by and construed, and the rights and obligations of the parties hereto enforced, in accordance with the laws of the State of Ohio.

         Section 21. Headings.

         The Section and Subsection headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, which shall be deemed to be the Commencement Date.

                                             COMPANY

                                             NetMed, Inc.


                                             By:  Kenneth B. Leachman
                                                 ------------------------------
                                             Its: Vice President of Finance
                                                  -----------------------------


                                             EXECUTIVE

                                              /s/ DAVID J. RICHARDS
                                             ----------------------------------
                                                      David J. Richards

                                       16